Exhibit 21.1

Subsidiaries of Kyivstar Group Ltd.

Legal Name	Jurisdiction of Incorporation
VEON Holdings B.V.	Netherlands
Private Joint Stock Company Kyivstar	Ukraine
Limited Liability Company Kyivstar.Tech	Ukraine
Helsi Ukraine Limited Liability Company	Ukraine
Limited Liability Company Lan Trace	Ukraine
Uklon Ltd.	Cyprus
Uklon UB Foreign Enterprise in the form of a Limited Liability Company	Uzbekistan
Limited Liability Company Tech Uklon	Ukraine
Limited Liability Company Uklon Corporate	Ukraine
LLC Sunvin 11	Ukraine
LLC “Uklon Corporate”	Ukraine
Uklon Ltd	Cyprus
Uklon UB	Uzbekistan